Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contacts:	Press Contacts:

Chad Rubin	Andrew Cole/Chris Kittredge
Vice President	Sard Verbinnen & Co
The Trout Group	212.687.8080
646.378.2947
Amy Bilbija
MacKenzie Partners
212.929.5802
CPEX Announces Continuation of Strategic Alternatives Review Process
     Exeter, NH, September 29, 2010 — CPEX Pharmaceuticals, Inc. (NASDAQ: CPEX) today announced that its Board of Directors is continuing its previously announced process to review strategic alternatives to maximize shareholder value. The strategic alternatives the Board of Directors is reviewing include, but are not limited to, a sale, merger or other business combination of CPEX with a third party or a monetization of CPEX’s assets including its rights to receive royalties and milestone payments.
     “Since we announced our intentions to explore strategic alternatives in May, we have initiated and participated in discussions with interested parties,” stated John Sedor, President and CEO. “We remain actively engaged in discussions regarding potential strategic transactions and will make a public announcement when and if a definitive agreement is reached or our Board decides to terminate the process. While there can be no assurance that this process will result in any transaction, we remain committed to enhancing and delivering value to our shareholders.”
About CPEX Pharmaceuticals, Inc.
CPEX Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, licensing and commercialization of pharmaceutical products utilizing CPEX’s validated drug delivery platform technology. CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. CPEX has licensed applications of its proprietary CPE-215® drug delivery technology to Auxilium Pharmaceuticals, Inc. which launched Testim, a topical testosterone gel, in 2003. CPEX maintains its headquarters in Exeter, NH. For more information about CPEX, please visit www.cpexpharm.com.
Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements, including, without limitation, statements regarding CPEX’s Board of Directors’ ability to enhance or deliver shareholder value. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: the potential impact of CPEX’s Board of Directors’ continuation of its strategic alternatives process; whether CPEX will enter into any transaction as a result of its strategic alternatives process; intellectual property and other litigation; clinical trials may not demonstrate the efficacy and safety of product candidates of CPEX or its licensees; delay in obtaining or failure to obtain regulatory approval of product candidates of CPEX or its licensees; potential regulatory approval of generic competition to Testim; and other uncertainties detailed under “Risk Factors” in CPEX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated March 29, 2010 and in subsequent Quarterly Reports on Form 10-Q or other filings with the Securities and Exchange Commission. CPEX cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and CPEX undertakes no obligation to update or revise the statements, except as may be required by law.
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